Exhibit 10.1

FIRST AMENDMENT

TO

DUKE REALTY CORPORATION

2010 PERFORMANCE SHARE PLAN

The Duke Realty Corporation 2010 Performance Share Plan (the “Plan”) is hereby amended as set forth below. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

1. “PSP Awards” under the Plan may be made in the form of Performance Shares and/or an Other Stock Based Award (as defined in the Equity Incentive Plan), as determined by the Committee in its discretion.

2. References in the Plan to Performance Shares shall be deemed to include Performance Shares and/or Other Stock Based Awards, as and to the extent applicable to a PSP Award.

3. References in the Plan to “Shares,” as and to the extent such references relate to PSP Awards awarded in the form of Other Stock Based Awards shall be deemed to include LTIP Units (as defined in the Fifth Amended and Restated Agreement of Limited Partnership (as amended and supplemented from time to time) of Duke Realty Limited Partnership) or such other right valued with reference to Stock or other Award relating to Stock, as and to the extent applicable.

4. The definition of “Award Certificate” set forth in the Plan is hereby deleted in its entirety and replaced with the following:

“‘Award Certificate’ means a certificate or an award agreement, provided to a Participant on or near the date of grant of a PSP Award, setting forth the terms and conditions, including performance goals, relating to that particular PSP Award.”

5. Section 5.1 of the Plan is hereby amended to insert the following sentence at the end of such Section:

“Notwithstanding the foregoing, in the event that a PSP Award is made in the form of an Other Stock Based Award, such PSP Award may provide for additional or different rights with respect to dividends and/or distributions, as determined by the Committee in its discretion.”

6. Section 5.7 of the Plan is hereby deleted in its entirety and replaced with the following:

“If a Participant’s employment terminates due to his or her Retirement prior to the end of the Performance Period applicable to a PSP Award, then, subject to the following sentence, the Participant’s PSP Award shall remain outstanding and, subject to the achievement of the applicable performance conditions for the PSP Award, shall be settled on the date on which the PSP Award would have been settled if the Participant’s employment had not terminated. As consideration for the continued vesting of the PSP Awards as a result of the Participant’s Retirement, and provided that the Participant has not previously entered into a non-competition agreement with the Company, the Participant shall enter into a non-competition agreement with the Company at the time of the Participant’s Retirement if requested by the Committee or the Chief Executive Officer within 60 days following the date of Retirement, in such form as shall be reasonably determined by the Committee. In the event that the Participant refuses to enter into such non-competition agreement, then all of the PSP Awards that have not been settled as of the date immediately preceding the date of the Participant’s Retirement shall be forfeited on the earlier of (A) the time of such refusal, or (B) 5:00 p.m., Eastern time, on the 60th day following the date of the Participant’s Retirement. In the event that the Participant enters into or has previously entered into a non-competition agreement with the Company and breaches such agreement, all of the PSP Awards that have not been settled as of the date immediately preceding the date of Retirement shall expire immediately as of the time of such breach.”

7. Except as so amended, the Plan in all other respects is hereby

IN WITNESS WHEREOF, the Board has caused this First Amendment to the Plan to be duly executed on this 28 day of January, 2015.

DUKE REALTY CORPORATION

By:	/S/ DENNIS D. OKLAK
Dennis D. Oklak
Chairman and Chief Executive Officer

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